Exhibit 10.1

Non-Employee Director Compensation Policy

Penn National Gaming, Inc. (the “Company”) pays director’s fees to each director who is not an employee of the Company.  Each non-employee director receives an annual retainer fee of $50,000.  Members of the Audit Committee and Compensation Committee each receive an annual retainer fee of $10,000 and $5,000, respectively.  Non-employee directors do not receive a separate retainer fee for membership on the Nominating or Compliance Committees.  Retainer fees are paid in twelve monthly installments throughout the year.  Non-employee directors are also reimbursed for out-of-pocket expenses in connection with their attendance in person at Board and Committee meetings.  In addition, each non-employee director receives an annual grant of options to purchase 30,000 shares of Common Stock of the Company.  The exercise price of the options granted to non-employee directors is equal to the fair market value of the Company’s Common Stock on the date of the grant.  The options vest one quarter on the first anniversary of the date of grant and one quarter on each succeeding anniversary.